ARTHUR ANDERSEN LLP
                             101 Eisenhower Parkway
                             Roseland NJ 07068-1099

February 17, 1997

Securities and Exchange Commission
450 Fifth Street NW
Washington DC 20549

We have read Item 4 in the attached Form 8-K dated February 14, 1997 of Paramark Enterprises, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

/s/ ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP